Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Agria Corporation

We consent to the incorporation by reference in the registration statement (No. 333-153058 and No. 333-213389) on Form S-8 of Agria Corporation (the “Company”) of our report dated October 26, 2017, with respect to the consolidated statement of financial position of Agria Corporation and subsidiaries as of June 30, 2017 and the related consolidated statements of profit or loss, comprehensive income (loss), cash flows and changes in equity for the year then ended, which report appears in the June 30, 2017 annual report on Form 20-F of Agria Corporation. Our report refers to our audit of the adjustments that were applied to restate the 2016 and 2015 consolidated financial statements for the reportable segments disclosures and for the identified financial reporting errors, as more fully described in Note 2(s) to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2016 and 2015 consolidated financial statements other than with respect to adjustments to restate the disclosures for reportable segments and the correcting adjustments for the identified financial reporting errors. Our report also contains an emphasis of matter paragraph that states as further described in Note 23 to the consolidated financial statements the Company is under investigation by the US Securities and Exchange Commission, the outcome of which is uncertain and when resolved could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

/s/ KPMG

Auckland, New Zealand
October 26, 2017